UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 15, 2019

Fortress Transportation and Infrastructure Investors LLC
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37386	32-0434238
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 45th Floor, New York, New York 10105
(Address of Principal Executive Offices) (Zip Code)

(212) 798-6100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

EPC and PIE Agreements

On February 15, 2019,  Long Ridge Energy Generation LLC, a Delaware limited liability company (“LREG”) and subsidiary of Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company (the “Company”), entered into an engineering, procurement and construction agreement (the “EPC Agreement”) with Kiewit Power Constructors Co. (“Kiewit”) to construct a 485 megawatt natural gas fired, combined cycle power plant (the “Plant”) in Hannibal, Ohio at the Company’s Long Ridge Energy Terminal. As of February 15, 2019, approximately $7.3 million had been paid to Kiewit. Construction is expected to commence during the second quarter of 2019. The EPC Agreement provides for certain milestone events and a guaranteed substantial completion date of November 13, 2021, subject to certain conditions and the performance by LREG and Kiewit of their respective obligations thereunder.  If the project is not completed on or prior to the guaranteed substantial completion date or if certain minimum performance criteria is not met, LREG will be entitled to liquidated damages up to specified percentages of the overall contract price and subject to the terms and conditions set forth in the EPC Agreement.

In addition, on February 15, 2019, LREG entered into an agreement for the purchase and sale of power generation equipment and related services (the “PIE Agreement”) with General Electric Company (“GE”) to acquire equipment and related services to be utilized at the Plant, including one combustion turbine, one condensing steam turbine, one hydrogen-cooled generator, one heat-recovery steam generator and related items. As of February 15, 2019, $12.1 million was due to be paid to GE. Contemporaneously with the execution of the EPC Agreement, LREG assigned its rights and obligations under the PIE Agreement to Kiewit, except for certain specified rights and obligations, including title to the equipment and all payment obligations.   The PIE Agreement provides for, among other things, the delivery by GE of specified equipment in accordance with certain milestone events and Kiewit, as assignee of the PIE Agreement, will be entitled to liquidated damages upon certain delivery delays, the failure to meet certain performance criteria and other events, up to specified percentages of the overall contract price or dollar amounts, and subject to the terms and conditions set forth in the PIE Agreement.

The aggregate value of the EPC Agreement and the PIE Agreement is approximately $430 million.

Credit Agreements

On February 15, 2019, LREG and two other subsidiaries of the Company, Ohio Gasco LLC, a Delaware limited liability company (“GasCo” and, together with LREG, the “Co-Borrowers”), and Ohio PP Holdco LLC, a Delaware limited liability company (“Holdings”), entered into a First Lien Credit Agreement (the “First Lien Credit Agreement”) establishing (i) a $445 million construction loan (the “First Lien Construction Loans”) and term loan (the “First Lien Term Loans” and, together with the First Lien Construction Loans, the “First Lien Loan Facility”) credit facility for the purposes of funding the development, construction and completion of the Plant and the associated development, production and drilling of hydrocarbon interests (cumulatively, the “Project”), and (ii) a $154 million letter of credit facility, which is available to the Co-Borrowers solely to support any collateral posting obligations of the Co-Borrowers under certain fixed price power agreements related to the Project (the “LC Facility”).  The LC Facility may be increased up to $179 million under certain circumstances as set forth in the First Lien Credit Agreement, with such additional amounts of letters of credit available to LREG solely in support of any collateral posting obligations in connection with a bid in the PJM capacity auction. As of February 15, 2019, $121 million letters of credit have been provided to counterparties in accordance with the provisions of the LC Facility, leaving $33 million of remaining initial letter of credit capacity.

The First Lien Construction Loans are available until the date on which, among other things, substantial completion of the Project is achieved (which is required to occur on or prior to June 1, 2022), at which point the First Lien Construction Loans then outstanding shall automatically convert to Term Loans (“Term Conversion”).  Following Term Conversion, the First Lien Term Loans will commence amortization on a quarterly basis and will mature on December 31, 2027.  The LC Facility will mature upon the earlier of (a) February 15, 2022, (b) the date the loans under the First Lien Loan Facility are accelerated or (c) the date of Term Conversion.

Interest on the First Lien Construction Loans and the First Lien Term Loans outstanding under the First Lien Credit Agreement will be calculated based on a fixed rate of 7.30% per annum.  Interest on letters of credit outstanding under the LC Facility will be calculated by reference to an applicable rate plus an applicable margin ranging from 2.50% to 3.50% per annum.  Commitment fees for the unused portion of the First Lien Loan Facility and the LC Facility will be determined quarterly by reference to the (x) the sum of the unused portion of such facilities multiplied by (y) a fraction, the numerator of which is the actual number of days in such calendar quarter and the denominator of which is 360 multiplied by (z) 1.50%.

Also on February 15, 2019, the Co-Borrowers and Holdings entered into a Second Lien Credit Agreement (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the “Credit Agreements”) establishing a $143 million construction loan (the “Second Lien Construction Loans”) and term loan (the “Second Lien Term Loans” and, together with the Second Lien Construction Loans, the “Second Lien Loan Facility”) credit facility for the purposes of funding the development, construction and completion of the Project.

The Co-Borrowers were required to borrow $71.5 million in Second Lien Construction Loans on February 15, 2019, with the remaining Second Lien Construction Loans required to be borrowed no later than February 15, 2020.  Following Term Conversion, the Second Lien Construction Loans then outstanding will automatically convert to Second Lien Term Loans and will commence amortization on a quarterly basis and mature on June 30, 2028.

Interest on the Second Lien Construction Loans and the Second Lien Term Loans outstanding under the Second Lien Credit Agreement will be calculated by reference to an applicable treasury rate plus an applicable margin of 7.50% per annum (the “Cash Rate”).  Prior to Term Conversion, the Co-Borrowers may elect to pay accrued interest on the Second Lien Construction Loans 50% in cash and the remainder by increasing the outstanding principal of such Second Lien Construction Loans.  Following Term Conversion, the Co-Borrowers may elect to pay accrued interest on the Second Lien Term Loans 50% in cash and the remainder by increasing the outstanding principal of such Second Lien Term Loans; provided that (i) such election may only be made if the Co-Borrowers have insufficient cash to pay interest due on the relevant date and (ii) the Co-Borrowers may only make such election four times in the aggregate following Term Conversion. To the extent the principal amount of Second Lien Term Loans is increased as described in the foregoing sentence, such increased principal amount will bear interest at the Cash Rate plus 2.00% per annum, which interest will be payable in cash. Commitment fees for the unused portion of the Second Lien Loan Facility will be determined quarterly by reference to (x) the sum of the unused portion of such facilities multiplied by (y) a fraction, the numerator of which is the actual number of days in such calendar quarter and the denominator of which is 360 multiplied by (z) 1.00%.

The Co-Borrowers’ obligations under the First Lien Credit Agreement and the Second Lien Credit Agreement are guaranteed by the Co-Borrowers and Holdings and are secured by first priority security interests and second priority security interests, respectively, in all of the assets of the Co-Borrowers and Holdings.  The borrowings under the Credit Agreements are not guaranteed by the Company and are non-recourse to the Company.

The Credit Agreements contain customary affirmative covenants that apply to the Co-Borrowers and Holdings (together, the “Obligors”), including, among other things, covenants pertaining to the delivery of financial statements, notices of default and certain other information, payment of taxes, conduct of business and maintenance of existence, maintenance of property and insurance, compliance with laws, inspection of books and records and additional collateral. The Credit Agreements also contain customary negative covenants that limit the ability of the Obligors to, among other things, incur debt, grant liens, make dispositions, engage in transactions with affiliates, make restricted payments, make investments, enter into sale leaseback transactions, amend their organizational documents, and engage in corporate reorganization transactions, in each case subject to certain qualifications set forth in the Credit Agreements.

The Credit Agreements also include financial covenants requiring the maintenance of a minimum debt service coverage ratio following Term Conversion of (i) in the case of the First Lien Credit Agreement, 1.10:1.00, and (ii) in the case of the Second Lien Credit Agreement, 1.05:1.00.

In addition, the Credit Agreements contain customary events of default, which are subject to customary grace periods and materiality thresholds, including non-payment; non-compliance with covenants; payment default under, or acceleration events affecting, certain other indebtedness of the Obligors; bankruptcy or insolvency events involving the Obligors; and a change in control of the Obligors. If an event of default under either Credit Agreement exists and is continuing, the lenders and issuing banks, as applicable, could terminate their commitments and accelerate the maturity of the Co-Borrowers’ outstanding obligations under such Credit Agreement.

Fixed Price Power Agreements

In connection with the construction of the Plant, on February 15, 2019, LREG entered into fixed price power agreements for 457 megawatts of electric power (representing approximately 94% of the capacity of the Plant). The agreements become effective on February 1, 2022, with 207 megawatts having a term of ten years and 250 megawatts having a term of seven years.  Under the terms of the agreements, LREG receives a weighted average fixed price of $27.30 per megawatt hour and pays a variable price equal to the ELECTRICITY-PJM-AEP/DAYTON HUB-DAY AHEAD price for 457 megawatts of electric power.

LREG has agreed to provide a combination of letters of credit and liens on its Plant, each of which are capped, to support its obligations under the fixed price power agreements.  As described above, as of February 15, 2019, $121 million letters of credit have been provided to counterparties in accordance with the provisions of the LC Facility.

The foregoing descriptions of the EPC Agreement, the PIE Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the EPC Agreement, the PIE Agreement, the First Lien Credit Agreement and the Second Lien Credit Agreement, which will be filed in the time period prescribed by the rules of the Securities and Exchange Commission.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

By:	/s/ Scott Christopher
Name:	Scott Christopher
Title:	Chief Financial Officer

Date: February 19, 2019